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                                                                      EXHIBIT 11

                      SENSORMATIC ELECTRONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (IN MILLIONS)

                                          Three Months ended
                                            September 30,
                                       -----------------------
                                       1996               1995
                                       ----               ----
Net income                             $ 2.1             $16.9

Common shares:

   Weighted average shares
     outstanding during the period      73.9              73.2

   Potential dilutive exercise
      of stock options and warrants      0.1               0.8
                                       -----             -----

   Shares included in computation
      of earnings (loss) per share      74.0              74.0
                                       =====             =====